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                                                                    Exhibit 99.1

Risk Factors

         In passing the Private Securities Litigation Reform Act of 1995, or the Reform Act, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect them from securities law liability in connection with these statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         Generally, forward-looking statements include expressed expectations of future events and the assumptions on which these expectations are based. All forward-looking statements are inherently uncertain as they are based on expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We do not undertake any obligation to update or revise these Risk Factors to reflect future developments. In addition, we do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. These Risk Factors supersede the Risk Factors filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:

         We Have a History of Losses. We have incurred net operating losses since 1991, and as of March 31, 2001, we had an accumulated deficit of $37,885,800. We will need significant increases in revenue to meet our projected development, selling, marketing and other operating costs and to achieve a profitable level of operations. There can be no assurance, however, as to when or if such increases in revenues will be achieved. We expect to continue to incur operating losses in the near future and until such time as operations generate sufficient revenues to cover our costs.

         Our Success Depends Upon the New Products We Develop and Our Ability to Improve Technology. In August 1999, we introduced our MediaBin platform, which was designed to provide efficient, accurate and timely utilization of image assets for brand-centered corporations and other organizations that depend on the efficient, accurate and timely utilization of image assets. We expect that the majority of our future revenues will be derived from license, service and maintenance fees for MediaBin software. As a result, our future operating results are substantially dependent upon market acceptance of MediaBin and any enhancements thereto. There can be no assurance that MediaBin will achieve market acceptance, or that we will introduce enhanced versions of our products on a timely basis to meet the evolving needs of our customers. Even if our MediaBin platform achieves initial market acceptance, any material reduction in demand for our products, increased competition, technological change or other factors would have a material adverse effect on our business, operating results and financial condition.

         Our Markets are Highly Competitive. The development and marketing of digital image products and technologies are extremely competitive. Many of the companies developing and marketing competitive technologies have competitive advantages over us because they have established positions in the market, enjoy brand name recognition, or have established ties with OEMs. Further, there can be no assurance that our competitors will not succeed in developing products or technologies that are more effective than those being developed by us or that would render our products and technologies obsolete. In addition, many of our competitors have substantially greater financial, technical, marketing and human resources capabilities than us.

         Our Ability to Generate a Sufficient Amount of Capital is Uncertain. We anticipate that, in order to compete, we must expend substantial resources to continue research and development relating to potential applications and new technologies. We must also expand our sales, marketing and distribution activities. There can be no assurance that we will be able to generate internally the funds necessary to continue such research and development efforts or to expand sales and marketing activities, or that additional funds from outside sources will be available for such purposes.

         Our Results of Operations May Fluctuate. Our quarterly operating results have in the past and may in the future vary significantly depending on factors such as:

         .   revenue from software licenses;
         .   the timing of new product and service announcements;
         .   market acceptance of new and enhanced versions of our products;
         .   the size and timing of significant orders;
         .   changes in operating expenses; and
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         .   general economic factors.

         We have limited or no control over many of these factors. We operate with a very small order backlog because our software licenses typically are installed shortly after orders are received. As a result, revenues in any quarter are substantially dependent on the quantity of orders received in that quarter. Quarterly revenues also are difficult to forecast because the market for our products is evolving and our revenues in any period are significantly affected by the announcements and product offerings of our competitors as well as alternative technologies. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

         If our Software Contains Defects, our Sales are Likely to Suffer and We May be Exposed to Legal Claims. Our products and product enhancements are very complex and may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in:

         .   product returns;
         .   adverse publicity;
         .   loss of or delays in market acceptance of our products;
         .   delays or cessation of service to our customers; or
         .   legal claims by customers against us.

         Our Business is Dependent on Several Key Employees. Our success depends largely upon the continued services of these key employees. We cannot guarantee that these employees will continue their service with us. The loss of any of these key employees could have an adverse effect on our business.

         Infringement or Duplication of our Proprietary Technology Could Harm our Business. We currently rely on a combination of patent, trademark, service mark, trade dress, copyright, and trade secret laws, as well as confidentiality provisions and contractual provisions to protect our proprietary technology. However, we cannot guarantee that third parties will not infringe or duplicate this technology and offer competing products that are substantially similar to ours.

         We currently hold 25 issued U.S. patents, expiring in the period from 2009 through 2017, with 5 additional applications in process. We cannot guarantee that any future applications to protect our intellectual property will not be rejected. Even if they are not rejected, trademark, patent, copyright, and trade secret protection may not be effective or available in every country in which our products are distributed. Despite taking steps to protect our rights, third parties could infringe or misappropriate our proprietary rights. Also, most protections do not preclude competitors from independently developing products with functionality or features substantially equivalent or superior to our products. Any infringement, misappropriation or third-party development could have a material adverse effect on our business, results of operations and financial condition.

         In the future, litigation may be necessary to enforce and protect our patents, trade secrets, copyrights and other intellectual property rights. Litigation, regardless of its outcome, would divert management resources, be expensive, and may not effectively protect our intellectual property.